EXHIBIT 5.1
                                December 21, 2000

Teligent, Inc.
8065 Leesburg Pike, Suite 400
Vienna, Virginia 22182

Dear Sirs and Madams:

         We have acted as special counsel in the state of New York to Teligent, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for the registration of 5,000,000 shares of Class A Common Stock, $0.01 par value per share (the "Shares"), of the Company which may be issued upon exercise of stock options pursuant to the Teligent, Inc. 1997 Stock Incentive Plan, as amended and restated (the "Plan").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others, as we have deemed appropriate for the purposes of this letter.

         Based on the foregoing, we are of the opinion that:

               1. The issuance of the Shares upon exercise of stock options granted under the Plan has been duly authorized; and

               2. When the Shares have been issued and delivered in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.